Exhibit 99.1

CITI TRENDS ANNOUNCES FOURTH QUARTER AND FISCAL 2021 RESULTS

Q4 2021 total sales of $241 million, an increase of 14.2% vs. Q4 2019

Q4 2021 gross margin of 40.4%, an increase of 70 bps vs. Q4 2019

Q4 2021 earnings per diluted share of $1.16 compared to $0.84 in Q4 2019

Fiscal 2021 total sales of $991.6 million, an increase of 26.8% vs. Fiscal 2019

Fiscal 2021 earnings per diluted share of $6.91 compared to $1.41 in Fiscal 2019

Company enters into definitive agreement for a sale-leaseback transaction

SAVANNAH, GA (March 15, 2022) — Citi Trends, Inc. (NASDAQ: CTRN), a growing specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States, today reported results for the fourth quarter and full year ended January 29, 2022.

The Company is reporting the following operating results for the fourth quarter and full year 2021 relative to the same periods of 2019 due to the uniquely challenging operating environment in 2020 resulting from the COVID-19 pandemic.

Financial Highlights – Fourth Quarter 2021

•	Total sales increased 14.2% vs. Q4 2019

•	Comparable store sales increased 9.2% vs. Q4 2019

•	Gross margin increased 70 bps to 40.4% compared to 39.7% in Q4 2019

•	Operating margin was 5.2% compared to 1.4% in Q4 2019

•	Earnings per diluted share was $1.16 compared $0.84 in Q4 2019

•	Quarter-end total inventory decreased 10.4% vs. Q4 2019

CITI TRENDS (CTRN)	Fourth Quarter			Fourth Quarter
(in thousands, except per share data)	2021	2020	2019	2021 vs 2019
Net sales	$240,974	$251,919	$211,013	+14.2%
Comparable store sales	-6.2%	+16.7%	+3.1%	+9.2%

Gross margin	40.4%	42.7%	39.7%	+70 bps

Operating income	$12,577	$23,699	$11,254	+$1,323
Operating margin	5.2%	9.4%	1.4%	+380 bps

Net income	$9,839	$18,038	$9,422	+$417
Diluted earnings per share	$1.16	$1.81	$0.84	+$0.32

Open stores - end of period	609	585	571	+6.7%

Financial Highlights – Full Year 2021

•	Total sales increased 26.8% vs. 2019

•	Comparable store sales increased 22.2% vs. 2019

•	Gross margin increased 310 bps to 41.1% compared to 38.0% in 2019

•	Operating margin was 8.0% compared to 2.4% in 2019

•	Earnings per diluted share was $6.91 compared to $1.41 in 2019

•	Opened 27 new stores and remodeled 25 stores during the year

CITI TRENDS (CTRN)	Fiscal Year			Fiscal Year
(in thousands, except per share data)	2021	2020[1]	2019	2021 vs 2019
Net sales	$991,595	$783,294	$781,925	+26.8%
Comparable store sales	+25.1%	-2.1%	-0.1%	+22.2%

Gross margin	41.1%	39.8%	38.0%	+310 bps

Operating income	$79,517	$31,933	$18,549	+$60,968
Operating margin	8.0%	4.1%	2.4%	+560 bps

Net income	$62,240	$23,978	$16,503	+$45,737
Diluted earnings per share	$6.91	$2.32	$1.41	+$5.50

Open stores - end of period	609	585	571	+6.7%

1 In Fiscal 2020, the Company’s stores were closed for approximately 16% of the total available store days.

Chief Executive Officer Comments

David Makuen, Chief Executive Officer, commented, “We closed out a strong year for Citi Trends with meaningful progress on our transformation strategies. We grew our top line, expanded gross margin, leveraged expenses, opened 27 new stores and remodeled 25 stores during the year. These results, coupled with our share repurchase program, increased our earnings per share for fiscal 2021 by nearly 400% compared to fiscal 2019. I am proud of our Buy, Move, Sell and Support teams that executed at a very high level in 2021 during an uncertain and dynamic operating environment.”

Makuen continued, “In 2022, we are excited to continue executing our strategic growth priorities that began in 2019 with an extreme focus on optimizing our product mix, upgrading our in-store experience and investing in growth via new stores and infrastructure improvements. With tremendous newness in our 609 stores, our first fiscal quarter to date sales trend is improving as compared to January when our sales were negatively impacted by the sharp spike in COVID-19 cases from the Omicron variant. As we lap an extraordinary first quarter of fiscal 2021 when the March government stimulus contributed to a total sales increase of 39% vs. Q1 2019, we are planning first quarter 2022 total sales to be down 25-30% vs. the same period last year. Once we exit the first quarter, we expect our sales to accelerate as the year progresses. Our three-year strategic growth plan remains intact fueled by this year’s CTx remodel program, the expected addition of approximately 35 new stores and the launch of expanded and new product assortments, all of which will continue into 2023 and 2024.”

Capital Return Program Update

In the fourth quarter of 2021, the Company repurchased approximately 95,000 shares of its common stock at an aggregate cost of $8.1 million. For fiscal 2021, the Company repurchased approximately 1,370,000 shares of its common stock at an aggregate cost of $115.3 million. At the end of fiscal 2021, $30.0 million remained available under the Company's existing share repurchase authorization.

The Company underwent a comprehensive evaluation of its owned real estate. As a result, the Company has entered into an agreement to execute a sale-leaseback of its distribution center located in Darlington, SC for a purchase price of approximately $45 million, subject to due diligence and other customary closing conditions. In addition, the Company retained an option to enter into a similar sale-leaseback for its distribution center located in Roland, OK for a purchase price of approximately $35 million pending the result by the Company of a network optimization study. The Company intends to use the net proceeds from these transactions to provide additional liquidity and for other corporate purposes, including share repurchases as determined by the Company’s board of directors. In connection with these sale-leaseback transactions, the Company’s board of directors today announced the authorization of an additional $30.0 million for share repurchases.

Guidance

Fiscal 2022 is difficult to predict as the Company is up against last year’s largest government stimulus and the lifting of COVID-19 restrictions that led to a surge in consumer demand, particularly in the first quarter of fiscal 2021. In addition, the country is currently experiencing unprecedented inflationary pressures which are especially impactful to the Company’s core customers. Furthermore, rising wage rates and increases in supply chain expenses continue from last year. As a result of these macro factors, the Company is updating its guidance. This guidance excludes any impact from the Company’s sale-leaseback transactions or any potential share repurchases.

•	First quarter fiscal 2022 total sales decrease of 25-30% as compared to an increase of 39% in the first quarter of fiscal 2021 vs. first quarter of fiscal 2019

•	First quarter fiscal 2022 diluted earnings per share of $0.15 to $0.40

•	Combined second through fourth quarter fiscal 2022 total sales to increase low-to-mid single digits as compared to an increase of 22% for the same period in 2021 vs. 2019; at the midpoint of guidance, this represents an increase in total sales of 25% to 2019

•	Combined second through fourth quarter fiscal 2022 diluted earnings per share of $3.90 to $4.20; at the midpoint of guidance, this represents an increase of 14% vs. the same period in 2021

•	Fiscal 2022 diluted earnings per share of $4.05 to $4.60, compared to $6.91 in fiscal 2021 and $1.41 in fiscal 2019

•	Expects to open approximately 35 new stores and remodel approximately 50 stores during fiscal 2022

•	As of fiscal 2023 and beyond, the Company expects to generate at least 20% year on year earnings per share and operating income growth

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET. The number to call for the live interactive teleconference is (212) 231- 2906. A replay of the conference call will be available until March 22, 2022, by dialing (402) 977-9140 and entering the passcode, 22015507.

The live broadcast of Citi Trends' conference call will be available online at the Company's website, cititrends.com, under the Investor Relations section, beginning today at 9:00 a.m. ET. The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a growing specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States. The Company operates 609 stores located in 33 states. For more information, visit cititrends.com or your local store.

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives and expectations of management for future operations and capital allocation expectations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," “expects,” "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures, are not guarantees of future performance or results, and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q, respectively, and any amendments thereto, filed with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic conditions, including inflation, energy and fuel costs, unemployment levels, and any deterioration whether caused by acts of war, terrorism, political or social unrest (including any resulting store closures, damage or loss of inventory); changes in market interest rates and market levels of wages; natural disasters such as hurricanes; public health emergencies such as the ongoing COVID-19 pandemic and associated containment and remediation efforts, the potential negative impacts of COVID-19 on the global economy and foreign sourcing; the impacts of COVID-19 on the Company's financial condition, business operations and liquidity, including the re-closure of any or all of the Company’s retail stores and distribution centers; transportation and distribution delays or interruptions; changes in freight rates; the Company’s ability to attract and retain workers; the Company’s ability to negotiate effectively the cost and purchase of merchandise inventory risks due to shifts in market demand; the Company’s ability to gauge fashion trends and changing consumer preferences; consumer confidence and changes in consumer spending patterns; competition within the industry; competition in our markets; the duration and extent of any economic stimulus programs; changes in product mix; interruptions in suppliers’ businesses; temporary changes in demand due to weather patterns; seasonality of the Company’s business; delays associated with building, opening and operating new stores; and delays associated with building, and opening or expanding new or existing distribution centers. Any forward-looking statements by the Company, with respect to guidance, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:

Tom Filandro/Rachel Schacter

ICR, Inc.

CitiTrendsIR@icrinc.com

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Fourth Quarter	Fourth Quarter	Fourth Quarter
	2021	2020	2019
	(unaudited)	(unaudited)	(unaudited)
Net sales	$240,974	$251,919	$211,013

Cost of sales (exclusive of depreciation shown separately below)	(143,659)	(144,274)	(127,311)
Selling, general and administrative expenses	(79,563)	(79,269)	(67,654)
Depreciation	(5,175)	(4,677)	(4,794)
Income from operations	12,577	23,699	11,254
Interest income	7	3	363
Interest expense	(106)	(43)	(41)
Income before income taxes	12,478	23,659	11,576
Income tax expense	(2,639)	(5,621)	(2,154)
Net income	$9,839	$18,038	$9,422

Basic net income per common share	$1.17	$1.83	$0.84
Diluted net income per common share	$1.16	$1.81	$0.84

Weighted average number of shares outstanding
Basic	8,404	9,872	11,202
Diluted	8,516	9,969	11,271

	Fiscal 2021	Fiscal 2020[1]	Fiscal 2019
	(unaudited)	(unaudited)	(unaudited)
Net sales	$991,595	$783,294	$781,925

Cost of sales (exclusive of depreciation shown separately below)	(584,063)	(471,618)	(484,740)
Selling, general and administrative expenses	(307,622)	(260,198)	(259,629)
Depreciation	(20,393)	(19,259)	(18,535)
Asset impairment	-	(286)	(472)
Income from operations	79,517	31,933	18,549
Interest income	31	238	1,577
Interest expense	(306)	(776)	(158)
Income before income taxes	79,242	31,395	19,968
Income tax expense	(17,002)	(7,417)	(3,465)
Net income	$62,240	$23,978	$16,503

Basic net income per common share	$6.98	$2.33	$1.41
Diluted net income per common share	$6.91	$2.32	$1.41

Weighted average number of shares outstanding
Basic	8,912	10,283	11,674
Diluted	9,013	10,325	11,699

1 In Fiscal 2020, the Company’s stores were closed for approximately 16% of the total available store days during the year due to the impact of COVID-19

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	2021	2020
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$49,788	$123,177
Inventory	123,835	103,845
Prepaid and other current assets	18,984	17,420
Property and equipment, net	75,282	63,514
Operating lease right of use assets	201,827	179,673
Other noncurrent assets	4,309	6,964
Total assets	$474,025	$494,593

Liabilities and Stockholders' Equity:
Accounts payable	$98,879	$84,832
Accrued liabilities	40,428	45,907
Current operating lease liabilities	47,803	46,983
Other current liabilities	364	5,123
Noncurrent operating lease liabilities	168,304	145,828
Other noncurrent liabilities	2,104	2,286
Total liabilities	357,882	330,959

Total stockholders' equity	116,143	163,634
Total liabilities and stockholders' equity	$474,025	$494,593